Exhibit 99.1

News Release

FOR MORE INFORMATION CONTACT:

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES APPOINTMENT OF JEFF RICHARDSON TO BOARD OF DIRECTORS

HILLSBORO, OR - December 9, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has appointed Jeff Richardson to the Company’s Board of Directors and Audit Committee. Mr. Richardson brings to the Board more than twenty-seven years’ experience in the semiconductor industry.

Mr. Richardson joined LSI Corporation in 2005 and most recently served as Executive Vice President and Chief Operating Officer until the company’s acquisition by Avago Technologies in May 2014. He earlier served as executive vice president of various LSI divisions, including the Semiconductor Solutions Group, Networking and Storage Products Group, Custom Solutions Group and Corporate Planning and Strategy. Before joining LSI, Mr. Richardson held various management positions at Intel Corporation, including Vice President and General Manager of Intel’s Server Platforms Group, and the company’s Enterprise Platforms and Services Division. Mr. Richardson’s career also includes serving in technical roles at Altera Corporation; Chips and Technologies; and Amdahl Corporation.

“Mr. Richardson is an excellent addition to our Board of Directors. He is a seasoned semiconductor industry executive with experience successfully building, acquiring, and transforming very complex and large businesses. We look forward to his informed perspective and contributions as Lattice Semiconductor continues to make impressive strides in the markets it serves,” stated Patrick Jones, Lattice’s Chairman of the Board.

Mr. Richardson, 49 years old, presently serves as a Director of Ambarella Corporation (NASDAQ: AMBA), a leading developer of low-power, high-definition and Ultra HD video compression and image processing solutions. From 2011 until 2013, Mr. Richardson served on the Board of Directors of Volterra Corporation. He received a Bachelor of Science Degree in Electrical Engineering from the University of Colorado, Boulder.

About Lattice Semiconductor
Lattice Semiconductor (NASDAQ: LSCC) is the leader in low power, small form factor, low cost, customizable solutions for a quickly changing connected world. From making smart consumer devices smarter, to enabling intelligent industrial automation, or connecting anything to everything in communications, electronics manufacturers around the world use Lattice's solutions for fast time to market, product innovation, and competitive differentiation. For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook or RSS.

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Lattice Semiconductor Corporation, Lattice Semiconductor (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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